EXHIBIT INDEX

(d)(3) Investment Management Services Agreement, dated November 13, 2003, between Registrant, on behalf of AXP Inflation Protected Securities Fund and American Express Financial Corporation.

(m)(6) Amendment to Plan and Agreement of Distribution (Class A, B and C), dated April 14, 2005, between the Registrant, on behalf of AXP Core Bond Fund, AXP Limited Duration Bond Fund and AXP Income Opportunities Fund, and American Express Financial Advisors Inc.

(m)(8) Amendment to Plan and Agreement of Distribution (Class A, B and C), dated April 14, 2005, between the Registrant, on behalf of AXP Inflation Protected Securities Fund, and American Express Financial Advisors Inc.

(q)(1) Directors'/Trustees Power of Attorney to sign Amendments to this Registration Statement, dated Nov. 11, 2004.